Exhibit 99.1


                    Sono-Tek Holds Annual Shareholder Meeting


Milton, NY, August 17, 2007 - Sono-Tek Corporation (OTC BB: SOTK) held its Annual Shareholders Meeting on August 16, 2007 in Milton, New York. The results of Fiscal Year 2007, which ended on February 28, 2007, were reported. During the meeting, Dr. Christopher L. Coccio, President and CEO, described Sono-Tek's continued efforts aimed at developing both new geographical markets and new technology and application based markets. A multi-year review was presented that showed the Company's progress over the past six years. Highlights included the doubling of sales to nearly $7 million over that period, the increase in sales overseas and to the medical device coating market, the continued emphasis on increasing the talent and manpower in sales, engineering, and service organizations, the reduction in debt to negligible levels, and the increase in shareholder equity and cash reserves to record levels. The past year was noted to be flat in sales due to the electronics segment slowdown. The net income was lower than the previous year due to the addition of key staff and investments in development programs aimed at future growth for the business. Speaking of the current fiscal year, Dr. Coccio noted that, "Sono-Tek has reported a slowdown in sales in the first quarter, but we expect to see some improvement in the current quarter. We feel we have the financial base, people and programs in place to create the future growth of the Company in the quarters ahead."

New products and applications were also highlighted, such as the entry into alternative energy related coating applications for solar and fuel cells, and an increase in the medical device coating product line to include a peripheral vascular stent coater and a high volume coronary stent coater. New markets include food industry coatings for packaging and food product antimicrobial applications, and the introduction of the SonoDry family of ultrasonic spray dryers for laboratory and nanotechnology applications.

The Company's Board of Directors met subsequent to the annual meeting. At this meeting, Dr. Coccio was named Chairman and Chief Executive Officer in recognition of his contributions over the past six years. The Board named Samuel Schwartz, Chairman Emeritus, and thanked him for his guidance and business judgment over his many years of service and contributions to the Company as Chairman.

Dr. Joseph Riemer, previously VP-Engineering was named President with Sales, Manufacturing, and Technical Services reporting to him, effective September 1, 2007. Dr. Riemer was also appointed to the Board of Directors. He spoke at the meeting about the developing opportunities in the food industry, and will continue to lead our efforts in this exciting market in his role as President.
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It was also noted with sadness, that Dr. Harvey Berger, the founder of Sono-Tek and inventor of the ultrasonic atomizing nozzle, passed away on August 9, 2007 after a long illness. Dr. Berger will be remembered by those who worked with him as a mentor and teacher for the younger technical staff at Sono-Tek, as well as a long serving Director, Officer, and friend.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com. The Company's slide show presentation used at the annual meeting will be available on the Company's website.

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.


      This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.